SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUUS TOTAL RETURN, INC.

(Name of Registrant as Specified in Its Charter)

Kenneth I. Denos, 2727 Allen Parkway, 13th Floor, Houston, TX 77019

(Name of Person(s) Filing Proxy Statement)

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EQUUS TOTAL RETURN, INC.

December 29, 2006

Dear Fellow Stockholder:

A Special Meeting of Stockholders of Equus Total Return, Inc. (the “Fund”), will be held at 2777 Allen Parkway, Houston, TX 77019, on January 31, 2007 at 9:00 AM, Central Standard time to approve: (i) a proposal to allow the Fund to sell additional shares or rights to acquire shares at a market price that may be below net asset value and (ii) a proposal to increase the authorized shares of common stock from 25,000,000 to 50,000,000.

The Board has unanimously approved these proposals and as C.E.O., I view them to be important steps that are in the best interests of the Fund and its stockholders.

I believe that the measures will enhance stockholder value in several ways since, in my view, they should:

•	Provide capital for the Fund to take advantage of greater investment opportunities and participate in investments at a more meaningful level;
•	Enable the Fund to generate additional earnings and hopefully grow the Fund’s regular quarterly dividend recently established by the Board;
•	Increase the liquidity of the Fund’s shares, which may provide better execution of trades and attract more institutional investors; and
•	Provide growth opportunities to the Fund that should be reflected in its market price and may reduce the discount of the market price to the net asset value per share.

During the last eighteen months, the Fund has realized significant gains from the sale of certain of its portfolio companies while making new investments in companies with prospects for future gains. We will strive to continue this trend. Your approval in August 2006 for the change to a total return investment strategy has permitted the Fund to seek investments that are capable of providing current income as well as capital gains. We believe that approval of these proposed measures should allow the Fund to continue the process of seeking attractive returns while adhering to prudent risk management policies.

Please review these proxy solicitation materials and complete and return the proxy card as soon as possible. Alternatively, you may vote by telephone or via the Internet.

It is very important that you vote and that your voting instructions be received no later than January 30, 2007. These proposals require a majority vote of stockholders and, in the case of Proposal 1, a majority vote of stockholders who are not affiliated persons of the Fund. Under the rules of the New York Stock Exchange, if you hold shares in “street name” through an intermediary, such as a broker, bank or other nominee, the intermediary will not be permitted to vote your shares unless given specific instructions with respect to the proposals.

If you have any questions after considering the enclosed material, please call 800-330-8705 (per the proxy card).

Anthony R. Moore

Chief Executive Officer and Co-Chairman

WORTHAM TOWER

2727 ALLEN PARKWAY

THIRTEENTH FLOOR

HOUSTON, TX 77019

TEL: (713) 529-0900

FAX: (713) 529-9545

EQUUS TOTAL RETURN, INC.

Notice of Special Meeting of Stockholders of

Equus Total Return, Inc. (the “Fund”)

Meeting Date:	January 31, 2007

Meeting Time:	9:00 a.m., CDT

Location:	Plaza I Room, Plaza Level
Riviana Building
2777 Allen Parkway
Houston, Texas 77019

Agenda

•	To approve a proposal to authorize the Fund to offer and sell, or to issue rights to acquire, shares of its common stock at a price below the net asset value of such stock;

•	To approve the amendment of the Fund’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 shares; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Voting

All holders of record of shares of the Fund’s common stock (NYSE: EQS) at the close of business on December 8, 2006 (the “Record Date”), or their legal proxy holders, are entitled to vote at the meeting and any postponements or adjournments of the meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail, by telephone or via the Internet. For specific instructions, please refer to the Questions and Answers in this proxy statement and the instructions on the proxy card.

We are distributing this proxy statement and proxy card to stockholders on or about January 3, 2007.

By order of the Board of Directors,

KENNETH I. DENOS Secretary

December 29, 2006

Houston, Texas

EQUUS TOTAL RETURN, INC.

2727 Allen Parkway, 13th Floor

Houston, Texas 77019

PROXY STATEMENT

This proxy statement contains information relating to the special meeting of Equus Total Return, Inc. (the “Fund”) to be held on Wednesday, January 31, 2007, beginning at 9:00 a.m., local time, at Plaza I Room, Plaza Level, Riviana Building, 2777 Allen Parkway, Houston, Texas 77019, and at any adjournments or postponements thereof, and is furnished in connection with the solicitation of proxies by our Board of Directors (the “Board” and each member, a “Director”) to be voted at the special meeting. This proxy statement and accompanying proxy card are being mailed to stockholders on or about January 3, 2007.

ABOUT THE MEETING

What are the purposes of the special meeting?

At the special meeting, stockholders will be asked to approve a proposal to authorize the Fund to offer and sell, or to issue rights to acquire, shares of its common stock at a price below the net asset value of such stock (see Proposal 1), and to approve a proposal to amend the Fund’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 shares (see Proposal 2).

What is the Board’s recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board. The Board recommends a vote for approval of each Proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their discretion.

What vote is required to approve the Proposals?

Approval of Proposal 1 requires the affirmative vote of the holders of:

•	A majority of the Fund’s outstanding voting securities; and

•	A majority of the Fund’s outstanding voting securities that are not owned by affiliated persons of the Fund.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the Fund’s outstanding shares of common stock entitled to vote thereon.

A properly executed proxy marked “Abstain” with respect to a Proposal will not be voted in favor of or against such matter, but will be treated as present and will have the effect of a vote “Against” the Proposal.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, Proposals 1 and 2 are non-routine matters. As a result, if you hold shares in “street name” through a broker, bank, or other nominee, your broker, bank, or nominee will not be permitted to exercise voting discretion with respect to Proposals 1 or 2. Thus, if you do not give your broker or nominee specific instructions with respect to Proposals 1 or 2, your shares may have the effect of a vote “Against” such Proposal.

Adjournment. The chairman of the meeting or the holders of a majority of the shares of the Fund, present in person or represented by proxy, although not constituting a quorum, may adjourn the meeting. If a vote is required to adjourn the meeting, the persons named as proxy holders will vote those proxies for adjournment, unless marked to be voted against the Proposal for which an adjournment is sought.

How are votes counted?

For each Proposal, you may vote “For,” “Against,” or “Abstain.” If you “Abstain,” it has the same effect as a vote “Against.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Who is entitled to vote at the meeting?

If you owned shares of the Fund at the close of business on December 8, 2006 (the “Record Date”), you are entitled to receive notice of, and to participate in, the special meeting. A list of stockholders on the Record Date will be available for inspection at the Fund’s office at 2727 Allen Parkway, 13th Floor, Houston, Texas for ten days before the special meeting.

What are the voting rights of holders of the Fund’s common stock?

You may cast one vote per share of the Fund’s common stock that you held on the Record Date on each item considered at the special meeting. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Who can attend the special meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the special meeting. Each stockholder may be asked to present valid identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Please note that if you hold your shares in “street name” (that is, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum, thus permitting the meeting to conduct its business. As of the Record Date, 8,163,691 shares of the Fund’s common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders of the Fund hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Fund’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Fund. As the stockholder of record, you have the right to grant your voting proxy directly to the Fund or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please bear in mind that the processing of proxies tendered by beneficial holders requires an extra step, thus, in order to ensure your response is counted, you should return your response as soon as possible.

How can I vote my shares in person at the special meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the special meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the special meeting by completing and mailing a proxy card or voting instruction card in the enclosed pre-paid envelope. Alternatively, you may be able to vote by telephone or via the Internet. Please refer to the enclosed materials for details.

Can I change my vote after I return my proxy card?

Yes. You may change your proxy instructions at any time prior to the vote at the special meeting. You may accomplish this by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you so request.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the special meeting?

We will announce preliminary voting results at the special meeting, assuming there is no adjournment. We will also publish the final results in a press release and Form 8-K and in our annual report on Form 10-K for the year ended December 31, 2006.

Who can I call if I have a question?

If you have any questions about this proxy statement, please call (800) 330-8705 between 10:00 a.m. and 10:00 p.m., Eastern Standard Time, Monday through Friday.

STOCK OWNERSHIP

Who are the largest owners of the Fund’s stock?

Based on a review of filings with the Securities and Exchange Commission (“SEC”), the Fund is aware of two beneficial owners of more than 5% of the outstanding shares of the Fund’s common stock: (i) MCC Europe Limited, Moore, Clayton & Co., Inc., Anthony R. Moore and Sharon Clayton, as a group and (ii) Sam P. Douglass.

How much stock do the Fund’s Directors and executive officers own?

The following table shows the amount of the Fund’s common stock beneficially owned (unless otherwise indicated) as of November 30, 2006, by (1) any person known to the Fund to be the beneficial owner of more than 5% of the outstanding shares of the Fund’s common stock, (2) each Director, and (3) all executive officers and Directors as a group.

The number of shares beneficially owned by each entity, person, Director, or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of November 30, 2006, or within 60 days after November 30, 2006, through the exercise of any stock option or other right. Unless otherwise indicated, to our knowledge each individual has sole investment and voting power, or shares such powers with his spouse, with respect to the shares set forth in the table.

Name	Sole Voting and Investment Power		Other Beneficial Ownership		Total	Percent of Class Outstanding(1)
MCC Europe Limited, (“MCCE”) Moore, Clayton & Co., Inc., (“MCC”) Anthony R. Moore, Sharon Clayton(2)	1,463,013	(3)	—		1,463,013	18.0%

Sam P. Douglass(4)	22,815		428,381	(5)	451,196	5.6%

Richard F. Bergner	—		—		—	—

Charles M. Boyd, M.D.	1,067		—		1,067	*

Alan D. Feinsilver	20,000		—		20,000	*

Gregory J. Flanagan	12,000		—		12,000	*

Henry W. Hankinson	—		—		—	—

Robert L. Knauss	2,389		683	(6)	3,072	*

Dr. Francis D. Tuggle	6,000		—		6,000	*

All Directors and executive officers as a group (15 persons)	1,541,442		429,064		1,970,506	24.3%

*	Indicates less than one percent.
(1)	Based on 8,106,365 shares of the Fund’s common stock, par value $.001 per share, outstanding as of November 30, 2006. There are no options, warrants, rights or conversion privileges outstanding with respect to the Fund’s common stock.
(2)

The address of MCCE is 14 Hay’s Mews, London W1J 5PT, United Kingdom. The address of MCC is 10757 South River Front Parkway, Suite 125, South Jordan, Utah 84095. Mr. Moore’s business address is 2727 Allen Parkway, 13th Floor, Houston, Texas 77019, and Ms. Clayton’s business address is 10757 South River Front Parkway, Suite 125, South Jordan, Utah 84095. Mr. Moore and Ms. Clayton are principal shareholders of MCC which is the parent company of, among other entities, MCCE, and Moore, Clayton

Capital Advisors, Inc., the Fund’s investment adviser. The number of shares beneficially owned by MCCE, MCC, Mr. Moore and Ms. Clayton is based on the Schedule 13D/A they filed jointly on March 8, 2006.

(3)	1,177,283 shares are subject to pledge agreements executed by MCC, MCCE and Manchester Securities Corp. in connection with promissory notes issued by MCC to Manchester Securities Corp. See “How did MCCE, MCC, Mr. Moore and Ms. Clayton acquire their beneficial interest in the Fund?” below. In addition, 479,846 shares are subject to pledge agreements executed in connection with the sale of Equus Corporation International’s (“ECI”) interest in Equus Capital Management Corporation, the Fund’s former investment adviser, to MCC. Specifically, 383,877 shares are pledged or are agreed to be pledged to trusts for the benefit of members of Mr. Douglass’ family and 95,969 shares are pledged to Lehmann Investments, LP. The Douglass family trusts and Lehmann Investments, LP were shareholders of ECI.
(4)	Mr. Douglass’ business address is 2727 Allen Parkway, 13th Floor, Houston, Texas 77019.
(5)	Includes (a) 33,150 shares held directly and in retirement accounts by Paula T. Douglass, an officer of the Fund and Mr. Douglass’ spouse and (b) 395,231 shares held by trusts for the benefit of members of Mr. Douglass’ family, of which Mr. Douglass is the trustee and a lifetime beneficiary, a trust of which Mr. Douglass is the beneficiary, and a trust of which Ms. Douglass is the beneficiary. Mr. Douglass disclaims beneficial ownership of all shares not directly owned by him.
(6)	Includes 683 shares held by the Robert L. Knauss Defined Plan (the “Knauss Plan”) of which Mr. Knauss is a control person. Mr. Knauss disclaims beneficial ownership of the shares held by the Knauss Plan.

How did MCCE, MCC, Mr. Moore and Ms. Clayton acquire their beneficial interest in the Fund?

On June 30, 2005 and July 1, 2005, MCCE purchased 1,111,250 shares of the Fund from Fund employees and Directors, Avroham Sukenik and Edgar McDonald. To finance these transactions, MCC borrowed $9,700,000 from Manchester Securities Corp. (“Manchester”) by issuing a promissory note in favor of Manchester pursuant to a note purchase agreement between MCC and Manchester. A copy of the note purchase agreement between MCC, MCCE and Manchester was attached as an exhibit to the Schedule 13D/A filed by MCCE, MCC, Mr. Moore and Ms. Clayton on July 11, 2005. On December 30, 2005, MCCE purchased 517,158 shares of the Fund from Karpus Management, Inc. d/b/a Karpus Investment Management, and 149,605 shares from Full Value Partners L.P. To finance these transactions, MCC borrowed $6,539,615 from Manchester by issuing a promissory note in favour of Manchester pursuant to a note purchase agreement between MCC and Manchester. A copy of the note purchase agreement was attached as an exhibit to the Schedule 13D/A filed by MCCE, MCC, Mr. Moore and Ms. Clayton on January 10, 2006. Both promissory notes issued by MCC to Manchester (collectively the “Notes”) are secured, among other assets, by the shares of the Fund in a pledge agreement executed by MCC, MCCE and Manchester. On February 23, 2006, MCCE sold 315,000 shares of the Fund.

On August 22, 2006, the shareholders of MCC entered into an agreement with Ifex Innovation Finance and Equity Exchange NV, a corporation (Naamloze Vennootschap) organized in the Kingdom of the Netherlands (“IFEX”), wherein IFEX would acquire all of the outstanding shares of MCC in exchange for 375,000,000 new ordinary shares of IFEX (the “Acquisition”). Pursuant to the terms of the Acquisition agreement, the Acquisition must be completed before January 31, 2007. Should the Acquisition be completed, the shareholders of MCC will collectively hold 83.33% of the outstanding ordinary share of IFEX. In addition, following such completion, MCC will become a wholly-owned subsidiary of IFEX and IFEX will change its name to “MCC Global NV.” IFEX will assume MCC’s obligations including the Notes issued to Manchester.

MCCE is a wholly-owned subsidiary of MCC and will continue to be a wholly-owned subsidiary of MCC and IFEX following completion of the Acquisition.

GOVERNANCE OF THE FUND

What are the duties of the Board of Directors?

The Board provides overall guidance and supervision with respect to the operations of the Fund and performs the various duties imposed on the directors of business development companies by the Investment Company Act of 1940 (the “Investment Company Act”). Among other things, the Board supervises the management arrangements of the Fund, the custodial arrangements with respect to portfolio securities, the selection of accountants, fidelity bonding, and transactions with affiliates.

All actions taken by the Board are taken by majority vote unless a higher percentage is required by law or unless the Investment Company Act or the Fund’s certificate of incorporation or by-laws require that the actions be approved by a majority of the Directors who are not “interested persons” (as defined in the Investment Company Act) of the Fund—referred to as “Independent Directors.” The Investment Company Act requires that a majority of the Fund’s Directors be Independent Directors. In addition, in order to rely on Section 15(f) of the Investment Company Act, which provides a safe harbor for an investment adviser to an investment company or any of the investment adviser’s affiliated persons (as defined under the Investment Company Act) to receive any amount or benefit in connection with a change in control of the investment adviser, certain conditions must be met, one of which is that for a period of three years after the transaction, at least 75% of the Board members of the investment company must not be “interested persons” of the investment company’s investment adviser or its predecessor adviser. Stockholders of the Fund approved the Fund’s investment advisory agreement (the “Management Agreement”) with Moore, Clayton Capital Advisors, Inc. on June 30, 2005. The Fund has undertaken to comply with the requirements of Section 15(f), and therefore 75% of the Board of Directors may not be interested persons with respect to MCCA or the Fund’s predecessor Adviser for a period of three years following June 30, 2005.

As required by the Investment Company Act, Proposal 1 was approved by (i) a majority of the Fund’s Independent Directors and (ii) a majority of the Fund’s Directors who have no financial interest in Proposal 1. As required by Delaware law, the Board approved amending the Fund’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, subject to stockholder approval of Proposal 2 at the special meeting.

Do any Directors or executive officers have a substantial interest in the Proposals?

The Fund’s Board of Directors asked James M. Walsh, then a Director of the Fund, to provide financial advisory services to the Fund in connection with a possible public offering of the Fund’s equity securities. Mr. Walsh is the managing principal of Walsh Advisors, LLC, a consulting firm; he has more than 34 years experience in the investment banking business.

In light of the proposed arrangement, Mr. Walsh resigned from the Board on November 14, 2006. After Mr. Walsh’s resignation, the Fund entered into a formal consulting agreement (the “Walsh Agreement”) with Walsh Advisors, LLC. Pursuant to the Walsh Agreement, Walsh Advisors serves as a financial advisor to the Fund. Walsh Advisors consults with the Fund and coordinates with an investment banking firm that may act as the lead underwriter in connection with a possible public offering. For the services provided under the Walsh Agreement, the Fund has paid Walsh Advisors a fee of $75,000 on November 15, 2006 for services rendered from the period of July 15, 2006 through October 15, 2006, and will pay a fee of $25,000 monthly thereafter for the remaining term of the Agreement, which is January 15, 2007.

The Board of the Fund, including the Independent Directors voting separately, approved the Walsh Agreement. Among other things, the Directors considered, evaluated and determined whether: (a) the Walsh Agreement is in the best interest of the Fund and its stockholders; (b) the services to be performed pursuant to the Walsh Agreement are services required for the operation of the Fund; (c) Walsh Advisors can provide services the nature and quality of which are at least equal to those provided by unaffiliated third parties offering the same or similar services; and (d) the fees for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

INVESTMENT ADVISER AND ADMINISTRATOR

Who is the Fund’s investment adviser?

The Fund’s investment adviser is Moore, Clayton Capital Advisors, Inc. (“MCCA”) and its principal offices are located at 2727 Allen Parkway, 13th Floor, Houston, Texas 77019. MCCA is a wholly-owned subsidiary of MCC, an international private equity investment and advisory firm with offices in Salt Lake City, Los Angeles, San Francisco, New York, London, Cape Town, and Johannesburg. MCC specializes in strategic and financial advisory services for, and investment in, emerging and established companies operating in traditional industries.

Established in 1999, MCC provides introductions and commercial opportunities through its worldwide contact network of professionals, financial intermediaries, and business executives. The firm works with its clients to explore the risks and rewards of a variety of transactional and strategic alternatives such as international agreements and negotiations, joint ventures, mergers and acquisitions, divestitures, privatizations, restructurings and recapitalizations.

Who is the Fund’s administrator?

The Fund’s administrator is Equus Capital Administration Company, Inc. (the “Administrator”) and its principal offices are located at 2727 Allen Parkway, 13th Floor, Houston, Texas 77019. The Administrator is a wholly-owned subsidiary of MCC and was formed for the purpose of managing the Fund’s administrative and business operations.

PROPOSAL 1—TO AUTHORIZE THE FUND TO OFFER AND SELL, OR TO ISSUE RIGHTS TO ACQUIRE, SHARES OF THE FUND’S COMMON STOCK AT A PRICE BELOW THE CURRENT NET ASSET VALUE OF SUCH STOCK

Stockholder Authorization

The Investment Company Act generally prohibits the Fund, as a business development company (“BDC”), from offering and selling, or issuing rights to acquire, shares of its common stock at a price below the then current net asset value of such stock unless the policy and practice of doing so is approved by the Fund’s stockholders within one year immediately prior to any such sales. At all times since their listing, shares of the Fund’s common stock have traded on the NYSE at a price below their net asset value.

Accordingly, the Fund is requesting that its stockholders authorize the offer and sale, or the issuance of rights to acquire, shares of the Fund’s common stock at a price below net asset value per share at the time of sale, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the first anniversary of the approval by the stockholders of this Proposal and would permit the Fund to engage in such transactions at various times within that period.

The Fund has retained an investment banking firm to advise on available financing options, including a common stock offering and a rights offering. If stockholders approve Proposal 1 and Proposal 2 below, the Fund should have greater flexibility in taking advantage of changing market and financial conditions in connection with an equity offering. As of the date of this Proxy Statement, the Board has not approved the terms of a specific offering. This Proxy Statement is not an offer of securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

In a common stock offering, investors are offered an ownership interest in a corporation. Stockholders typically are entitled to vote on the selection of corporate directors and other important matters, as well as to receive distributions on their holdings to the extent such distributions are declared.

In a rights offering, each stockholder receives the right to purchase a specified number of additional shares of the Fund’s common stock, pro-rata, based on the number of shares held as of a specified record date. Rights issued in a rights offering may be transferable (in which case rights not exercised by a stockholder may be separately transferred) or non-transferable (in which case rights may only be exercised by the receiving stockholder). If stockholders approve this Proposal, the Fund will be authorized to sell common stock and to issue transferable rights and/or non-transferable rights.

Generally, common stock offerings for BDCs are priced based on the market price of the currently outstanding shares of common stock, less a small discount of approximately five per cent. Since the Fund’s shares typically trade at a market price below net asset value, stockholder approval would permit the Fund to offer and sell shares of its common stock in accordance with pricing standards that market conditions generally require.

Investment Company Act Conditions

The Fund’s ability to issue shares or rights to acquire shares at below net asset value is governed by the Investment Company Act. Specifically, Section 63(2) of the Investment Company Act provides that the Fund may offer and sell, or issue rights to acquire, shares of its common stock at prices below the then current net asset value with stockholder approval, provided that:

•	Any such sales are approved by (1) a majority of the Fund’s Independent Directors and (2) a majority of the Fund’s Directors who have no financial interest in the Proposal, as being in the best interests of the Fund and its stockholders; and

•	Such a required majority of Directors, in consultation with the underwriter of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Fund of any firm commitment to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value for those securities, less any distributing commission or discount.

Without the approval of its stockholders to offer and sell, or issue rights to acquire, shares of common stock at prices below its net asset value per share, the Fund would be prohibited from selling such securities to raise capital when the market price for its common stock is below its net asset value. The Fund’s shares have for the most part traded at a discount to net asset value since they began trading, which is not uncommon for a BDC like the Fund.

Board Approval

On November 14, 2006, the Board unanimously approved, and is recommending that the stockholders vote in favor of, Proposal 1 to offer and sell, or issue rights to acquire, shares of the Fund’s common stock at prices that may be less than net asset value. The Board concluded that the Proposal is in the best interests of the Fund and its stockholders. In doing so, the Board, including the Independent Directors, considered and evaluated factors including the following, as discussed more fully below:

•	Possible long-term benefits to Fund stockholders;

•	Possible dilution to the Fund’s net asset value; and

•	The gross amount of the management and administration fees.

Prior to approving Proposal 1, the Board met on several occasions to consider and evaluate material that management provided on the merits of the Fund possibly raising additional capital and the merits of publicly offering the Fund’s shares at a price below their net asset value. The Board also met with one of the Fund’s financial advisors, a national investment services firm. The firm advised the Board on the objectives of a possible offering, the mechanics of an offering, establishing size parameters of an offering, the possible effect of dilution, comparable company analysis, comparable company liquidity, and other matters. The Board further met with an investment banking firm, which discussed with the Directors similar matters, as well as case studies of other business development companies that recently engaged in secondary offerings. The Independent Directors also met on several occasions with their independent counsel without management present to consider and evaluate the issues presented.

The Board evaluated a full range of offering sizes. However, the Board has not yet drawn any definite conclusions regarding the size of a contemplated capital raise at this time. The Board expects that any increase in capital would be from a public offering of the Fund’s common stock or rights to acquire additional shares of common stock; however, the Board has not excluded the possibility of one or more private placements.

In determining whether or not to actually offer and sell common stock or issue rights, the Board of Directors has a duty to act in the best interest of the Fund and its stockholders, and must comply with the other requirements of Section 63(2) of the Investment Company Act. If stockholders do not approve Proposal 1, the Board will consider and evaluate the options for the Fund to determine what alternatives are in the best interest of the Fund and its stockholders, including the Fund growing solely through investment returns.

Possible Benefits to Fund Stockholders

The Board believes that the Fund’s ability to offer and sell, or issue rights to acquire, shares of common stock below net asset value is in the best interests of the Fund and its stockholders. In reaching that conclusion, the Board considered the following possible benefits to Fund stockholders:

Greater Investment Opportunities

With more assets, the Board believes that the Fund may have better access to capital markets to take advantage of attractive investment opportunities. An increase in the capital will not only give the Fund more capital to invest in its total return strategy, but may provide qualitative differences in its investment profile that may be beneficial. A larger pool of capital may allow the Fund to participate in investments at a higher and more meaningful level.

Based on discussions with management, the Board believes that greater deal flow, which may be achieved with more capital, may enable the Fund to be a more significant participant in the private equity market and to compete more effectively for the more attractive investment opportunities. With more capital to invest in portfolio opportunities, the Fund intends to compete for high quality investment opportunities with other funds and private equity investment vehicles with greater resources. Management has represented to the Board that such investment opportunities may be funded with proceeds of an offering. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering.

A larger pool of invested capital spread over a range of investment opportunities within the Fund’s investment strategy of seeking businesses that will benefit from current social trends and major demographic shifts will be more likely to provide the Fund with an earnings stream that is characteristic of a total return fund. These businesses could include, but not necessarily be limited to, subsets of the energy sector developing renewable and alternative sources of energy, as well as medical technology and services directed toward an aging population, real estate transactions in properties whose values may be expected to appreciate due to demand from the increased number of retirees, and leisure time and entertainment industries. Since the beginning of the fourth quarter of 2005, the Fund has committed a total of $28.7 million to investments in companies in these industries and is reviewing additional opportunities in similar companies.

The Fund selected MCCA as adviser in part to obtain access to the potential deal flow that can be generated from the MCC network of industry contacts. The Board believes that with additional capital the Fund may be better able to utilize the contacts that MCC has developed over seven years in its various industry concentrations.

Regular Quarterly Dividends

A consistent stream of earnings derived from a larger and more diversified portfolio could provide the Fund with a larger and, more importantly, more predictable cash flow, which might support a sustainable regular dividend. On October 23, 2006, the Fund announced a managed distribution policy for it to pay quarterly dividends to stockholders at the annual rate of a minimum of $0.50 per share, commencing in the fourth quarter of 2006. This is the first time the Fund has had a policy to pay a regular quarterly dividend. Although management will seek to generate Fund income sufficient to pay Fund dividends, proceeds from a future offering may be used to pay such dividends.

Reduced Discount

The share price of the Fund has consistently traded at a significant discount to the net asset value of the Fund. In this regard, the investment banking firm that met with the Board provided the Directors with a stock trading analysis of several BDCs. The analysis suggested that the stock of a BDC with a larger, more diverse investment portfolio, among other characteristics, trades closer, or at a premium, to its net asset value. The investment banking firm and a financial advisor to the Fund further suggested to the Directors that the stock of a BDC that pays a regular quarterly dividend may trade closer to its net asset value. Based on this information, the Board hopes that a combination of a larger, more diverse Fund investment portfolio and a regular quarterly dividend may result in a Fund share market price that is closer to its net asset value.

Reduced Expenses Per Share

An offering that increases the Fund’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Fund must bear certain fixed expenses, such as governance and certain compliance costs that do not generally vary based on the size of the Fund. On a per share percentage basis, these fixed expenses will be reduced on a relative basis when supported by a larger asset base.

Liquidity

If the Fund issues additional shares, the Fund’s market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of the Fund’s common stock greater liquidity. With approximately eight million shares currently outstanding, there is limited daily trading volume in the Fund’s shares. The Board believes that this low trading volume subjects the shares to significant price volatility due to their relatively low trading volume. For example, a stockholder who buys additional Fund shares, or who sells some or all of such stockholder’s shares, may experience significant swings in the share price while executing that purchase or sale, even for relatively small numbers of shares. Greater liquidity in the Fund’s shares could reduce this effect. A larger number of shares outstanding may absorb the effect of purchases or sales with less volatility in price.

A relatively low percentage of the Fund’s shares are now held by institutional investors as compared to the shareholder profile of other BDCs. The Board of Directors believes that the low historic liquidity of the Fund’s shares, among other factors, has impaired institutional investment. The Board believes that an increase in the liquidity of the Fund’s shares as a result of a proposed offering, together with an orderly underwritten placement of shares in connection with the offering, may result in an increase in institutional ownership of the Fund’s shares.

Dilution

An offering of the Fund’s common stock or rights to acquire additional shares of common stock below their net asset value will have the immediate effect of diluting the interest of current stockholders. In reaching its recommendation to the stockholders, the Board considered the effect of dilution to the Fund’s net asset value.

Any issuance of common stock, or rights to acquire common stock, below net asset value will have the effect of causing immediate dilution of the aggregate net asset value of outstanding shares of common stock, irrespective of whether stockholders purchase shares of common stock or exercise all or any portion of their rights in an offering.

The precise extent of any dilution cannot be estimated in advance of the determination of the terms of a common stock or rights offering; however, as a general proposition the amount of dilution of net asset value will increase as the size of any equity financing increases. Another factor that will influence the amount of dilution in an offering is the amount the Fund receives from such offering. The Board would expect that the net proceeds to the Fund will be equal to the price that investors pay per share, typically 95% of the market price, less the amount of any underwriting discount and commission.

As previously discussed, the Board evaluated a full range of offering sizes. The following example indicates how an offering to double the number of issued shares of the Fund would immediately affect the net asset value of the common stock based on the assumptions set forth below. It does not include any effects or influence on market share price due to investment performance over time, dividend policy, greater trading volume or other qualitative aspects of the Fund’s shares. These are intended to be indicative calculations and are not projections of future results of the Fund.

Current shares outstanding	8.1 million
Net asset value at 9/30/06	$92.4 million
Net asset value per share	$11.47
Market price at 11/22/06	$8.10
Prevailing discount to net asset value	29.4%

Number of new shares issued at $8.00 per share	8.1 million
Net proceeds after issuance costs	$61.6 million
Net asset value after issuance	$154 million
Shares outstanding after issuance	16.2 million
Net asset value per share after issuance	$9.51
Dilution effect	17.1%

To further elaborate on the noted example, an assumed rate of return on the total portfolio of 11% after one year would generate a return on portfolio of $13.5 million for a total net asset value of $167.5 million. Therefore, one year after the offering in this example, the net asset value per share would be $10.33 and the residual dilution to the September 30, 2006 net asset value would be 9.9%. However, an assumed rate of return on the total portfolio of 0.0% after one year would generate a return on portfolio of $0.0. In this latter case, one year after the offering, the net asset value per share would remain at $9.51 and the residual dilution would remain at 17.1%.

The discount to net asset value is a result of market perception that moves the share price and thus net asset value is only one determinant of market value. Market price will incorporate a discount or premium factor based on the market assessment of future earnings and the likelihood of those earnings supporting growth in dividend yield.

Notwithstanding the dilutive effect of any equity financing on the Fund’s net asset value, the Board has considered the Fund’s need to obtain additional capital for investment and other factors discussed in this proxy statement. With more capital to invest, the Board believes that the Fund may be able to make investments with more significant earnings and growth potential. The Board further believes that over time the value of the incremental assets available for investment, taken together with the other factors previously discussed, may be reflected positively in the market price of the Fund’s shares and that such increases may exceed the initial dilutive effects that the Fund is likely to experience in its net asset value per share. In the Board’s view, the Fund’s market share price is an important gauge of the true economic impact on stockholders of any equity financing.

Gross Amount of Management and Administration Fees

In reaching its recommendation to the stockholders, the Board also considered the effect of the gross amount of the management fees payable to MCCA. The issuance of additional shares of common stock will increase the aggregate management fees that the Fund pays to MCCA as the management fee is calculated based on a percentage of assets under management. The increase in the Fund’s asset base resulting from an increase in capital in connection with an offering of common stock or a rights offering would increase assets of the Fund under management, and would thereby increase the gross amount of management fees paid to MCCA. This increase, however, will not increase or decrease the management fee as a percentage of assets under management. MCCA has advised the Board that it intends to use a significant portion of any increase in gross management fees to hire additional professional personnel, such as investment staff, who will provide services to the Fund. The Administrator does not believe that the Fund’s fees under the administration agreement, dated as of June 30, 2005, between the Fund and the Administrator, will increase as a result of any increase in the size of the Fund from the issuance of additional shares.

The Independent Directors also considered the potential conflict of interest inherent in any proposal by management to have the Fund issue additional shares of common stock. The Independent Directors concluded, however, that the benefits to the Fund of having a larger capital base, as discussed above, would outweigh any advantages to MCCA or the Administrator as a result of such increase in assets under management.

Other Considerations

In reaching its recommendation to the stockholders, the Board also considered the effect of the following factors:

•	The terms and expenses of a common stock or rights offering below net asset value relative to other alternatives for raising capital, and relative to not raising capital;

•	The size of a common stock or rights offering in relation to the number of shares outstanding;

•	The general condition of the securities markets; and

•	Any impact on operating expenses associated with an increase in capital.

Potential Investors

Presently, the Fund has not solicited any potential buyers of the shares or rights that the Fund may elect to issue in any future offering to comply with the federal securities laws. No shares or rights are earmarked for management or other affiliated persons of the Fund. However, members of management and other affiliated persons of the Fund may participate in a common stock or rights offering.

Required Stockholder Vote

If the stockholders approve this Proposal, during a one-year period commencing on the date of such approval, the Fund will be permitted, but not required or otherwise obligated, to offer and sell, or to issue rights to acquire, newly issued shares of its common stock at a price below net asset value at the time sold. The Board believes that the Proposal is important because of the flexibility it would provide in raising additional capital even if the Fund’s common stock is trading at prices below net asset value. Approval of this Proposal requires the affirmative vote of the holders of:

•	A majority of the Fund’s outstanding voting securities; and

•	A majority of the Fund’s outstanding voting securities that are not owned by affiliated persons of the Fund.

The Board, including its Independent Directors, unanimously recommends that each stockholder vote “FOR” this Proposal to authorize the Fund to offer and sell, or to issue rights to acquire, shares of its common stock at a price below the current net asset value of such stock.

PROPOSAL 2—APPROVAL TO AMEND THE FUND’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The authorized capital stock of the Fund currently consists of 25,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. On the Record Date, 8,163,691 shares of the Fund’s common stock were outstanding.

The Board of Directors of the Fund believes that it is in the best interests of the Fund to have additional shares of common stock available for issuance at the Board’s discretion for future equity financings, stock splits, stock dividends, and other corporate purposes. Accordingly, the Board has proposed an amendment to the Restated Certificate of Incorporation of the Fund to increase the number of shares of the Fund’s common stock available for issuance from 25,000,000 to 50,000,000.

If this Proposal 2 is approved by the stockholders of the Fund, the additional shares of the Fund’s common stock may be issued from time to time upon authorization of the Board, without further approval by the stockholders unless required by the Investment Company Act, other applicable law, or the rules of the NYSE.

Management of the Fund is considering various options with respect to possible equity offerings, including the issuance of shares of common stock and rights to acquire shares. The Fund has retained an investment banking firm to advise on available financing options. If stockholders approve this Proposal 2 and Proposal 1 above, the Fund will have greater flexibility in taking advantage of changing market and financial conditions in connection with an equity offering. As of the date of this Proxy Statement, the Board has not approved the terms of a specific offering. This Proxy Statement is not an offer of securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Issuance of new shares of common stock, other than pro rata to all existing stockholders, would be potentially dilutive to the voting power of existing stockholders and could also be dilutive with regard to dividends and other economic aspects of common stock.

The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of the Fund. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Fund or could be issued to purchasers who would support the Board in opposing a takeover proposal. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts.

The proposed amendment does not change the terms of the Fund’s common stock, which does not have preemptive rights. The additional shares of common stock for which authorization is sought will have the same voting rights and rights to dividends and distributions, and will be identical in all other respects to the Fund’s common stock now authorized.

Approval of the amendment of the Fund’s Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the Fund’s common stock.

The Board, including its Independent Directors, unanimously recommends that each stockholder vote “FOR” the amendment of the Fund’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 shares.

OTHER MATTERS

The Board knows of no matter that is likely to come before the special meeting. However, if any other matter properly comes before the meeting, the individuals named as proxy holders will vote in accordance with their discretion on such matters.

In the event that sufficient votes in favor of the proposals set forth in the Notice of the Special Meeting are not received by the time scheduled for the special meeting, the chairman of the meeting or the holders of a majority of the shares of the Fund, present in person or represented by proxy, although not constituting a quorum, may adjourn the meeting.

ANNUAL AND QUARTERLY REPORTS

A copy of the Fund’s 2005 Annual Report to Stockholders and copies of the Fund’s quarterly reports on Form 10-Q are available without charge upon request. Please direct your request to Equus Total Return, Inc., Attention: Investor Relations, P.O. Box 130197, Houston, Texas 77219-0197, (713) 529-0900 or toll-free at (800) 856-0901. Copies also may be requested through the Fund’s website at www.equuscap.com. (Information contained on the Fund’s website is not incorporated into this proxy statement.) Copies are also posted via EDGAR on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2007 Annual Meeting. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, the Fund’s Secretary must receive stockholder proposals no later than January 1, 2007. Proposals should be sent to the Fund, c/o Moore, Clayton Capital Advisors, Inc., 2727 Allen Parkway, 13th Floor, Houston, Texas 77019, Attention: President. Submission of a stockholder proposal does not guarantee inclusion in the Fund’s proxy statement or form of proxy because certain SEC rules must be met.

In addition, under our by-laws no business may be brought before a stockholder meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered an appropriate notice to the Fund’s Secretary. To be properly brought before such a meeting a stockholder must deliver a written notice to the Fund at the address set forth in the following paragraph of the stockholder’s intention to present a proposal (containing certain information specified in the by-laws about the stockholder and the proposed action) not less than 60 nor more than 90 days’ prior to the meeting. However, in the event less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice to be timely must be received not later than the close of business on the fifth day following the day on which such notice is mailed or such public disclosure was made.

Stockholder proposals with respect to Director nominations require written notice of your intent to make such a nomination either by personal delivery or by U.S. mail, postage prepaid, to Kenneth I. Denos, Secretary, Equus Total Return, Inc., 2727 Allen Parkway, 13th Floor, Houston, Texas 77019, within the time limits described above for delivering a stockholder proposal notice and comply with the information requirements in our by-laws relating to Director nominations by stockholders. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Fund’s proxy statement.

The proxy solicited by the Board of Directors for the 2007 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Fund is provided with notice of such proposal no later than March 17, 2007.

A copy of the full text of the by-law provisions discussed above may be obtained by writing to the Corporate Secretary, 2727 Allen Parkway, 13th Floor, Houston, Texas 77019 and is included as an exhibit to the Fund’s annual report on Form 10-K for the period ended December 31, 1995 as filed with the SEC via EDGAR on March 1, 1996.

Communications with the Board. Interested parties who wish to communicate directly with the Board, or specified individual Directors may do so by writing to the Board or individual Directors in care of the Secretary, Equus Total Return, Inc., 2727 Allen Parkway, 13th Floor, Houston, Texas 77019. At the direction of the Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Independent Directors,” “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to the Chairman of the Committee of Independent Directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board. Concerns relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Corporate Governance. The Fund is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (“DGCL”). The Fund’s day-to-day operations and requirements as to the place and time, conduct, and voting, at a meeting of stockholders are governed by the Fund’s certificate of incorporation and by-laws, the provisions of the DGCL, the provisions of the Investment Company Act and NYSE rules. The Fund has adopted a code of business conduct and ethics applicable to our Directors, officers (including our principal executive officer, principal financial officer and controller) and employees. Our code of business conduct and ethics meets NYSE listing standard requirements and the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. A copy of our certificate of incorporation and by-laws, code of business conduct and ethics, corporate governance guidelines, and the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees may be obtained by writing to the Secretary, Equus Total Return Inc., 2727 Allen Parkway, 13th Floor, Houston, Texas 77019. Our code of business conduct and ethics, corporate governance guidelines and committee charters are also available by accessing the Fund’s website at www.equuscap.com. (Information contained on the Fund’s website is not incorporated into this proxy statement.) In the event that the Fund amends or waives any provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer or controller, we intend to disclose the same on the Fund’s website at www.equuscap.com.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Board of Directors of the Fund. The cost of soliciting proxies in the enclosed form will be paid by the Fund. Officers and regular employees of the Fund and MCCA may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, or electronic means. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the name of such nominees. We will, upon request, reimburse brokerage firms and others for their responsible expenses in forwarding solicitation material to the beneficial owners of stock. In addition, the Fund has retained The Altman Group (“Altman”), a proxy solicitation firm, to assist in the solicitation of proxies. It is anticipated that Altman will be paid approximately $20,000 by the Fund for such solicitation services (plus reimbursement of out-of-pocket expenses). Altman may solicit proxies personally and by telephone. Authorization to permit Altman to execute proxies may be obtained by telephonic or electronically transmitted instructions from stockholders of the Fund. Proxies that are obtained telephonically will be recorded in accordance with procedures that management of the Fund believes are reasonably designed to ensure that the identity of the stockholder casting the vote is accurately determined and that the voting instructions of the stockholder are accurately determined.

PROXY

EQUUS TOTAL RETURN, INC.

2727 ALLEN PARKWAY, 13TH FLOOR, HOUSTON, TEXAS 77019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF EQUUS TOTAL RETURN, INC. (THE “FUND”)

FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JANUARY 31, 2007

The undersigned hereby constitutes and appoints Anthony R. Moore or Sam P. Douglass, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at the Special Meeting of Stockholders of the Fund, to be held on January 31, 2007, at 9:00 a.m. local time, at, Plaza I Room, Plaza Level, Riviana Building, 2777 Allen Parkway, Houston, TX 77019, and at any adjournments or postponements thereof (the “Special Meeting”) and to vote the shares of Common Stock, $.001 par value per share, of the Fund (“Shares”), standing in the name of the undersigned on the books of the Fund on December 8, 2006, the record date for the Special Meeting, with all powers the undersigned would possess if personally present at the Special Meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR each Proposal. The Board of Directors knows of no other matter to come before the meeting. If any other matter is properly brought before the meeting, the proxies will have discretion to vote the proxy on such matter in accordance with their discretion.

The undersigned hereby acknowledges previous receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement and hereby revokes any proxy or proxies heretofore given by the undersigned.

________________________________________________________

Signature(s) of Stockholder (s)                         Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

é FOLD HERE é

Three simple methods to vote your proxy:

Internet:	Log on to www.myproxyonline.com. Make sure to have this proxy card available when you plan to vote your shares. You will need the control number and check digit found in the box at the right at the time you execute your vote.	CONTROL NUMBER:

Touchtone Phone:	Simply dial toll-free 866-437-4683 and follow the automated instructions. Please have this proxy card available at the time of the call.	CHECK DIGIT ID:

Mail:	Simply sign, date, and complete the reverse side of this proxy card and return it in the postage paid envelope provided.

TAGID: 12345678		CUSIP: 123456789

SPECIAL MEETING OF STOCKHOLDERS OF EQUUS TOTAL RETURN, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE            ☒

		FOR	AGAINST	ABSTAIN
P1.	To authorize the Fund to offer and sell, or to issue rights to acquire, shares of its common stock at a price below the current net asset value of such stock.	☐	☐	☐

P2.	To approve the amendment of the Fund’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000 shares.	☐	☐	☐

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT!

If you should have any questions about the proxy material or the execution of your vote, simply call 800-330-8705 between the hours of 10 am and 10 pm Eastern Standard Time. Representatives will be happy to assist you. Please have this proxy card available at the time of the call.

SCANNER BAR CODE

TAG ID: 12345678                                                                                                                                                                                    CUSIP: